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Execution Copy

                             RESIGNATION AGREEMENT


     THIS RESIGNATION AGREEMENT (the "Agreement") is effective as of February 29, 2000 (the "Effective Date"), by and between IndyMac Mortgage Holdings, Inc., a Delaware corporation (the "Company"), and Angelo R. Mozilo ("Mr. Mozilo").

In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

     1.  Resignation; Termination of Employment Agreement.
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     (a)  Resignation.  Mr. Mozilo and the Company hereby acknowledge Mr.
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Mozilo's resignation, effective as of the Effective Date, as an officer and employee of the Company under Section 5(e) of that certain Employment Agreement, dated as of December 23, 1998, by and between the Company and Mr. Mozilo (the "Employment Agreement"), and the parties hereby waive the termination notice provisions of Section 5(f) of the Employment Agreement.

     (b)  Waiver of Compensation and Termination Bonus.  Mr. Mozilo hereby
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waives his right to receive any further compensation, severance or other remuneration or benefits under the Employment Agreement from and after the Effective Date, including without limitation the termination bonus described in
Section 4(g) of the Employment Agreement. Without limiting the foregoing, nothing herein shall affect Mr. Mozilo's entitlement to all benefits in which he became vested prior to the Effective Date or which are otherwise payable in respect of periods ending prior to the Effective Date.

     (c)  Termination of Employment Agreement.  The parties hereby terminate the
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Employment Agreement by mutual written consent, as provided in Section 8(c)
thereof, effective as of the Effective Date.

     2.  New Stock and Restricted Stock.  On the Effective Date, the Company
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shall grant to Mr. Mozilo 25,000 shares of unrestricted common stock of the
Company pursuant to its then effective stock incentive plan. The 97,802 shares of restricted stock of the Company otherwise held by Mr. Mozilo on the Effective Date will vest over time in accordance with their current terms, provided that no further vesting of such restricted stock shall occur from and after any time at which Mr. Mozilo violates the provisions of Section 6 hereof.

     3.  Stock Options.  On the Effective Date, the Company shall grant to Mr.
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Mozilo options to acquire 67,115 shares of common stock of the Company, which options will vest as to one-third of the shares on the first, second and third anniversaries of the date of grant. All stock options to acquire shares of common stock of the Company and held by Mr. Mozilo on December 31, 1999 and the 67,115 options referred

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to in the previous sentence shall continue to vest in accordance with their original vesting schedule as if Mr. Mozilo had remained an employee of the Company throughout the option term. Mr. Mozilo, or his heirs in the event of his death, may exercise such options at any time from the date of vesting through the first to occur of (i) the expiration of the original term of the option,
(ii) four years and 90 days from December 31, 1999 (i.e., March 30, 2004), or
(iii) 12 months from the date of Mr. Mozilo's death. Mr. Mozilo hereby waives any right to receive stock options for calendar year 2000 pursuant to the terms of the Employment Agreement or as a director of the Company.

     4.  Forgiveness of Indebtedness.  As of the Effective Date, there were
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outstanding certain unsecured loans from the Company to Mr. Mozilo in the aggregate principal amount of $3,346,216.16 (the "Loans"). The Company hereby forgives, as of the Effective Date, the principal balance and any and all accrued and unpaid interest on the Loans. The Company shall also provide to Mr. Mozilo a credit against his obligations to the Company under the next sentence in the amount of $3,581,677.00 (the "Credit"). Mr Mozilo shall pay the Company, concurrently with the execution of this Agreement, an amount equal to the total of any and all federal, state and local withholding or similar taxes that the Company may be required to withhold from Mr. Mozilo and pay to taxing authorities on his behalf as a result of all events associated with or triggered by the termination of his employment hereunder, including without limitation (a) the foregoing forgiveness of debt, (b) the foregoing Credit and
(c) the 25,000 shares of stock to be granted pursuant to Section 2, above; the amounts so payable by Mr. Mozilo, as calculated by the Company, aggregate $3,581,677.00.

     5.  Resignation as Vice Chairman and Director.  Mr. Mozilo hereby submits
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his resignation, as of the March 31, 2000, as both the Vice Chairman and a member of the Board of Directors of the Company. Mr. Mozilo further requests that his name be removed from the nominated slate of directors of the Company for the coming year.

     6.  Goodwill.  Mr. Mozilo was instrumental in the founding of the Company
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and has contributed greatly to its growth over the past 15 years.  In light thereof, the Company has requested, and Mr. Mozilo has agreed, that during the time prior to the full vesting of all his options and restricted stock in the Company in accordance with their normal vesting schedules Mr. Mozilo will continue to promote the goodwill of the Company in his activities. The foregoing sentence is not intended to interfere in any way with any duties Mr. Mozilo may have to Countrywide Credit Industries, Inc. or any of its subsidiaries nor is it intended to impose any particular affirmative obligations on Mr. Mozilo.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

     INDYMAC MORTGAGE HOLDINGS, INC.

ATTEST

____________________    By: ____________________________

Secretary               Title: _________________________

                        Dated: March 30, 2000


                        MR. MOZILO


                        ________________________________
                        Angelo R. Mozilo

                        Dated: March 30, 2000

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